Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-290831) on Form S-1 and (No. 333-291714) on Form S-8 of our report dated March 25, 2026, with respect to the consolidated financial statements of Central Bancompany, Inc.

/s/ KPMG

Kansas City, Missouri
March 25, 2026